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                                                                    Exhibit 11.2

              STATEMENT RE: COMPUTATION OF PER SHARE INCOME (LOSS)

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                          -------------------

                                                      1996                  1997
                                                      ----                  ----
Net income (loss)                                $   611,240             $  (343,813)

Reduction of interest expense                         95,089                       -

Interest income                                       87,632                       -
                                                 -----------             -----------

Net income (loss) applicable to common
  stock and common stock equivalents             $   793,961             $  (343,813)
                                                 ===========             ============

Weighted average shares of common stock
  outstanding                                     15,179,098              22,479,679

Escrowed shares                                     (291,663)               (291,663)

Weighted average effect of common stock
  equivalents                                      9,775,775                       -
                                                   ---------              ----------

Net shares of common stock and common
  stock equivalents used in net income
  (loss) per share calculations                   24,663,210              22,188,016
                                                  ==========              ==========

Net income (loss) per share                          $   .03                   $(.02)
                                                    ========                 ========





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